Exhibit 10.6

Execution Copy (ii)

Dated 28th February 2003

ELAN CORPORATION, PLC

ELAN PHARMA INTERNATIONAL LIMITED

ELAN INTERNATIONAL SERVICES LTD

SHIPROCK HOLDINGS (BERMUDA) LIMITED

BETACURE HOLDING A/S

ZEALAND PHARMA A/S

BETACURE

AND

MONKSLAND HOLDINGS B.V.

TERMINATION AGREEMENT

McCann FitzGerald

Solicitors

2 Harbourmaster Place

International Financial Services Centre

Dublin 1

New Licences	33

SCHEDULE 9	34

Certificate of Insurance	34

SCHEDULE 10	35

Share Transfer Agreement	35

THIS TERMINATION AGREEMENT made this 28th day of February 2003 (this “Agreement”)

BETWEEN:

(1)                                 ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland (“Elan Corp”);

(2)                                 ELAN PHARMA INTERNATIONAL LIMITED, a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland (“EPIL Shannon”);

(3)                                 ELAN INTERNATIONAL SERVICES LTD, a private limited company incorporated under the laws of Bermuda and having its registered office at 102 St James Court, Flatts, Smiths Parish, Bermuda FL04 (“EIS”);

(4)                                 SHIPROCK HOLDINGS (BERMUDA) LIMITED a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda (“Shiprock Holdings”);

(4)                                 BETACURE HOLDING A/S (formerly known as DIABEX HOLDING A/S) a limited liability company duly incorporated and validly existing under the laws of Denmark and having its principal place of business at Smedeland 26B, DK-2600 Glostrup, Denmark (“Betacure Holding”);

(5)                                 ZEALAND PHARMA A/S a limited liability company duly incorporated and validly existing under the laws of Denmark and having its principal place of business at Smedeland 26B, DK 2600-Glostrup, Denmark (“Zealand”);

(6)                                 BETACURE (formerly known as SHIPROCK HOLDINGS) an unlimited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2 (“BetaCure”); and

(7)                                 MONKSLAND HOLDINGS B.V. of Rivierstaete Office Building 6th Floor Amstedijk 166, 1079 LH Amsterdam, The Netherlands (“Monksland”).

RECITALS:

(A)                               The Parties entered into various agreements whereby (i) Elan Corp, Shiprock Holdings, Zealand and Betacure Holding established a joint venture company, Betacure, and (ii) Elan Corp, EPIL Shannon and Zealand each licensed certain intellectual property to Betacure for a specified field of use. Specifically:

(a)                                 Elan Corp, Shiprock Holdings, Zealand and Betacure Holding and Betacure entered into a Subscription, Joint Development and Operating Agreement dated 14 July 2000 (the “JDOA”);

(b)                                 Elan Corp, EPEL Shannon and Betacure entered into a License Agreement dated 14 July 2000 (the “Elan License Agreement”);

(c)                                  Elan, EIS, EPIL Shannon, Monksland and Zealand and EIS entered into a letter agreement dated 29 June 2000 (the “Letter Agreement”);

(d)                                 Zealand and Betacure entered into a License Agreement dated 14 July 2000 (the “Zealand Licence Agreement”);

(e)                                  Monksland and Betacure Holding entered into a Call Option (the “Call Option Agreement”) dated 14 July 2000;

(f)                                   Betacure Holding and Monksland entered into a Charge of Shares (the “Charge of Shares”) dated 14 July 2000; and

(g)                                  Betacure Holding, Monksland, Zealand, Betacure, Shiprock Holdings and Elan Corp entered into a Supplemental Funding Agreement (the “Supplemental Funding Agreement”) dated 15 November 2001.

(B)                               The JDOA, Elan License Agreement, Letter Agreement, Zealand Licence Agreement, the Call Option Agreement, the Charge of Shares and the Supplemental Funding Agreement are together defined in this Agreement as the “Betacure Agreements”.

(C)                               Zealand and Monksland entered into various agreements whereby (i) Monksland granted to Zealand a convertible loan facility and (ii) Monksland subscribed for “C” shares and “D” shares in the share capital of Zealand. Specifically:

(a)                                 Zealand and Monksland entered into a Loan Agreement (the “Loan Agreement”) dated 14 July 2000; and

(b)                                 Zealand and Monksland entered into an Investment Agreement (the “Investment Agreement”) dated 14 July 2000.

(D)                               The Loan Agreement and Investment Agreement are together defined in this Agreement as the “Zealand Agreements”.

(E)                                The Parties wish to terminate the Betacure Agreements as set forth below and set forth their agreement in relation to other matters including, inter alia, the transfer by Shiprock Holdings of its shares in the capital of Betacure to Zealand.

IN CONSIDERATION OF THE MUTUAL COVENANTS CONTAINED HEREIN, AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED AS FOLLOWS:

1.                                   Definitions

Capitalised terms used in this Agreement shall have the same meanings assigned to them in the Betacure Agreements, unless such terms are expressly defined to the contrary in this Agreement.

“Addendum to the Loan Agreement” shall mean the addendum to the Loan Agreement dated on or about the date hereof and made between Zealand and Monksland.

“Affiliate” shall mean any corporation or entity controlling, controlled or under the common control of Elan Corp or Zealand, excluding an Elan JV. For the purpose of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors. Betacure shall not be an Affiliate of Elan Corp or Shiprock Holdings (Bermuda) Limited.

“Balance Sheet” shall mean the unaudited balance sheet of Betacure made up to the Balance Sheet Date, as set forth in Schedule 1.

“Balance Sheet Date” shall mean 31 December 2002.

“Betacure” shall mean Betacure (formerly known as Shiprock Holdings) and its Affiliates.

“Betacure Intellectual Property” shall have the meaning set forth in the JDOA.

“Betacure Trademark” shall mean Betacure.

“Clinical Trials” means any and all clinical trials carried out by Zealand on behalf of Betacure related to the development of the Products.

“Commercialisation Agreement” shall mean:

(a)                                 any license agreement, research and development agreement, or alternate form of collaboration or commercialisation agreement such as, but not limited to, a co-promotion or co-marketing arrangement to research, develop, import, make, use, offer for sale and/or sell the Deferred Consideration Product; or

(b)                                 any Disposal Agreement; or

(c)                                  an agreement comprising an option to do any of the foregoing.

“Conversion Price” shall have the meaning attributed to it in the Addendum to the Loan Agreement.

“Deferred Consideration” shall have the meaning set forth in Clause 5.4.

“Deferred Consideration Period” shall mean the period commencing on the Effective Date and expiring on a country-by-country basis:

(a)                                 on the 15th anniversary of the date of the first commercial launch of the Deferred Consideration Product in the country concerned; or

(b)                                 in any country upon the expiration of the life of the last to expire patent covering the Deferred Consideration Product in that country;

whichever date is later to occur.

“Deferred Consideration Product” shall mean ZP10 and all formulations thereof.

“Disposal Agreement” shall mean any agreement for the assignment or outright sale or disposition, in whole or in part, of intellectual property rights in the Deferred Consideration Product.

“DKK” shall mean the lawful currency for the time being of Denmark.

“Effective Date” shall mean the date of this Agreement.

“Elan” shall mean Elan Corp and its Affiliates.

“Elan Improvements” shall mean improvements to the Elan Patents and/or the Elan Know-How, developed (i) by Elan outside the Project, (ii) by Elan, Zealand or Betacure or by a third party (under contract with Betacure, Elan or Zealand) pursuant to the Project, and/or (iii) jointly by any combination of Elan, Zealand, Betacure or a third party (under contract with Betacure, Elan or Zealand) pursuant to the Project.

“Elan JV” shall mean an entity that Elan and a third party (i) establish or have established; (ii) take shareholdings in or have a right to take shareholdings in; and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

“Elan Know-How” shall mean the Elan System Know-How, the Elan FastMelt Know-How and the Elan Pulmonary Know-How as such terms are defined in the Elan Licence Agreement.

“Elan Patents” shall mean the Elan System Patent and the Elan FastMelt Patent as such terms are defined in the Elan Licence Agreement.

“Elan Trademark” shall mean one or more trademarks, trade names or services marks that are owned or licensed by or on behalf of Elan Corp, which Elan Corp may nominate and approve in writing from time to time for use in connection with the sale or promotion of the Products by Betacure.

“EURIBOR” means in relation to an unpaid amount for any period, the rate per cent per annum determined by the payee to be the rate of interest for euro deposits in amounts comparable to such unpaid sum for such period as determined by the Banking Federation of the European Union which appears on the appropriate page of the Telerate Screen or any equivalent successor to such page at or about 11.00am Dublin Time on the Quotation Date.

“Euros” means the lawful currency of the Republic of Ireland.

“Field” shall mean the treatment and/or amelioration of diabetes.

“Force Majeure” shall mean causes beyond a Party’s reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a governmental authority.

Initial Consideration” shall have the meaning set forth in Clause 5.1(b).

“In Market” shall mean the sale of the Deferred Consideration Product in the Territory by Betacure and/or Zealand or its Affiliates, to an unaffiliated third party, such as a wholesaler, managed care organization, hospital or pharmacy, and shall exclude the transfer pricing of the Deferred Consideration Product by one Betacure and/or Zealand Affiliate to another Betacure and/or Zealand Affiliate.

“Major European Market” shall mean any of France, Germany, Italy, Spain and the United Kingdom.

“Marketing Study” shall mean the marketing study obtained by Betacure relating to type II diabetes and various technologies with the System (as such term is defined in the Elan Licence Agreement).

“New Licences” means Licence Agreements in the form contained in Schedule 8 to be entered into on the Effective Date between (i) Elan Corp and EPEL, as licensor, and Zealand, as licensee, in respect of Elan’s Medipad Technology and (ii) between Elan Drug Delivery, Ltd., as licensor, and Zealand, as licensee, in respect of certain specific Pulmonary technology in each case, in the Field and the Territory.

“Net Revenues” shall mean:

(a)                                 all gross sales proceeds from the sale of Deferred Consideration Product, all license fees, license option payments (whether in relation to the grant or exercise of any license option), sublicense fees, milestone payments, royalties on sales of Deferred Consideration Product, and any other kinds of revenue whatsoever received by Betacure and/or Zealand in respect of the Commercialisation of the Betacure Intellectual Property and/or the Deferred Consideration Product. Such proceeds shall be calculated net of any licence fee paid by Zealand or Betacure to a third party with respect to the Deferred Consideration Product;

(b)                                 any net manufacturing profits realized by Betacure and/or Zealand on any supply of Deferred Consideration Product;

(c)                                  any consideration received by Betacure and/or Zealand under any Disposal Agreement; and

(d)                                 research and development payments received by Betacure and/or Zealand in relation to research and development of the Betacure Intellectual Property and/or the Deferred Consideration Product, where such payments are made other than for reimbursement of direct expenses incurred by Betacure and/or Zealand and other than on an FTE rate based on then current standard industry rates; where such payments are made other than on an FTE rate based on then current standard industry rates, the surplus over the current industry standard FTE rates shall be included in the calculation of Net Revenues;

(e)                                  in the context of any Commercialisation Agreement, any premium paid by a subscriber for stock of Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure;

(i)                                     Where Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, is not publicly listed on a recognized stock exchange, the premium paid over the fair market value of such stock as reasonably determined by the board of directors of Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, in good faith and certified in a board resolution, taking into account (i) the most recently or concurrently completed arm’s length transaction in which the primary consideration for the stock is cash between Zealand or Betacure, and/or an Affiliate of Zealand and/or Betacure, and an unaffiliated third party that is not part of a strategic investment and the closing of which occurs within the six months preceding or on the date of such calculation, if any) and shall be reasonably agreed to by the Elan (provided that in the event Elan reasonably does not agree with Zealand or Betacure’s, and/or an Affiliate of Zealand and/or Betacure’s, fair market value determination, Elan and Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, as the case may be, shall jointly appoint an independent nationally-recognized third party to determine the fair market value), (ii) the general market conditions for private biotech securities, and (iii) the general state of progress in clinical and commercial activities in Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure; or

(ii)                                  where Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, is publicly listed on a recognized stock exchange, the premium paid over the average closing price of such stock of Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, for the 30 trading day period immediately prior to any such subscription;

having taken account of deductions in respect of any customs and excise duties or other sales taxes (but (for the avoidance of doubt) not income or corporation tax), directly related to the receipt of revenue by Betacure and/or Zealand, or by an Affiliate of Betacure and/or Zealand, as set out above.

“Net Sales” shall mean that sum determined, in accordance with generally accepted accounting principles, by deducting the following deductions from the aggregate gross In Market sales proceeds billed for the Deferred Consideration Product in the Territory by Betacure and/or Zealand or its Affiliate, as the case may be:

(a)                                 customs and excise duties or other sales taxes (but (for the avoidance of doubt) not income or corporation tax), directly related to the sale of the Deferred Consideration Product in the Territory which are actually billed by Betacure and/or Zealand, or by an Affiliate of Betacure and/or Zealand, as the case may be;

(b)                                 a discount from the gross sales proceeds to cover such normal costs as are incurred by Betacure and/or Zealand, or by an Affiliate of Betacure and/or Zealand, as the case may be, in respect of industry standard transport, shipping and insurance costs; and industry standard or mandatory discounts or rebates directly related to the sale of the Deferred Consideration Product in the Territory;

(c)                                  amounts repaid or credited by Betacure and/or Zealand, or by an Affiliate of Betacure and/or Zealand, as the case may be, consistent with its normal business practices for similar products, by reason of the rejection or return of goods.

“Party” shall mean Elan Corporation, EPIL Shannon, EIS, Shiprock Holdings, Zealand, Betacure or Monksland, as the case may be, and “Parties” shall mean all such parties together.

“Quotation Date” means in relation to any period the day on which quotations for deposits in euro for delivery on the first day of such period would ordinarily be given provided that if for any period quotations would ordinarily be given on more than one date the Quotation Date shall be the last of those days.

“Regulatory Agency” shall mean the U.S. Food and Drug Administration and any successor agency thereto or the functional equivalent regulatory body in Japan, Russia or any Major European Market.

“Shareholders’ Agreement” shall mean the Shareholders’ Agreement dated 11 November 1999 with amendments of 28 June 2000 made between the Shareholders of Zealand Pharma A/S.

“Shiprock Holdings Shares” shall have the meaning set forth in Clause 3.3.

“Territory” shall mean all the countries of the world.

“United States Dollar” and “US$” and “$” shall mean the lawful currency of the United States of America.

“Zealand Improvements” shall mean improvements to the Zealand Patents and/or the Zealand Know-How, developed (i) by Zealand outside the Project, (ii) by Zealand, Elan or Betacure or by a third party (under contract with Betacure, Elan or Zealand) pursuant to the Project, and/or (iii) jointly by any combination of Zealand, Elan, Betacure or a third party (under contract with Betacure, Elan or Zealand) pursuant to the Project.

“Zealand Know-How” shall mean Zealand Know-How (as such term is defined in the Zealand Licence Agreement).

“Zealand Patents” shall mean Zealand Patents (as such term is defined in the Zealand Licence Agreement).

“ZP10” shall mean Zealand’s GLP-1 receptor agonist for type II diabetes.

2.                                      Termination of the Betacure Agreements

2.1                               Subject to the provisions of Clause 2.2 and Clause 2.5 hereof, the Parties hereby agree to terminate the Betacure Agreements, including without limitation, those provisions expressly stated to survive termination, in each case with effect from the Effective Date.

All the provisions of the Betacure Agreements shall terminate forthwith with effect from the Effective Date and be of no further legal force or effect.

It is acknowledged by the Parties that Betacure may continue in existence for a period following the execution of this Agreement.

2.2                               For the avoidance of doubt and without prejudice to the generality of the foregoing Clause 2.1, the Parties hereby acknowledge and agree as follows as of the Effective Date:

(a)                                 the Management Committee and the R&D Committee (as such terms are defined in the JDOA) shall each be dissolved forthwith with effect from the Effective Date and thereby cease to have any function;

(b)                                 the Elan Director, Peter Thornton, holding office with Betacure immediately prior to the Effective Date shall resign;

(c)                                  the Elan nominees shall be deemed to have been removed from the Management Committee immediately prior to the dissolution of the Management Committee;

(d)                                 Elan’s nominees on the R&D Committee shall be deemed to have been removed from the R&D Committee immediately prior to the dissolution of the Management Committee pursuant to Clause 2.2(a);

(e)                                  all rights granted to Betacure pursuant to the Elan License Agreement to use the Elan Patents, the Elan Know-How, the Elan Improvements and the Elan Trademarks shall terminate forthwith;

(f)                                   with effect from the Effective Date, neither Zealand nor Betacure shall have any rights in or to the Elan Patents, the Elan Know-How, the Elan Improvements and/or the Elan Trademarks and/or any other patents, know-how or any other intellectual property rights whatsoever of Elan other than such rights as are accorded to them under the New Licences;

(g)                                  with effect from the Effective Date, Elan shall not have any rights in or to the Zealand Patents, the Zealand Know-How, the Zealand Improvements and/or the Zealand Trademarks and/or any other patents, know-how or any other intellectual property rights whatsoever of Zealand and/or the Betacure Intellectual Property and/or the Betacure Trademark other than as provided in Clause 4.1(d);

(h)                                 the Parties shall terminate or shall cause to be terminated any and all research and development work being conducted in connection with or pursuant to any of the Betacure Agreements, or otherwise on behalf of Betacure;

(i)                                     the Parties shall terminate or cause to be terminated any and all technical services and assistance being conducted in connection with the Betacure Agreements;

(j)                                    for the avoidance of doubt, Elan shall have no obligation to provide working capital, research or development funding, or other funding or financing of any nature to Betacure;

(k)                                 Elan shall not have any obligation to pay any milestone payment or make any milestone investment to or in Betacure or Zealand whether relating to the Project, the achievement of any objectives set forth therein or otherwise.

2.3                               Without prejudice to clauses 2.1 and 2.2 and Clause 3.4, Zealand shall not be obliged to take any steps to liquidate, dissolve or wind up Betacure.

2.4                               Each of the Parties acknowledges and agrees with the other Parties that, as of the Effective Date, no monies are owed or are refundable by any of the Parties to the others pursuant to the Betacure Agreements other than such amounts as are set out in Schedule 2.

The Parties acknowledge that the amounts shown in Schedule 2 will be discharged by the Parties as agreed on or prior to the Effective Date.

2.5                               Without prejudice to the generality of the foregoing Clause 2.1, Monksland hereby unconditionally and irrevocably transfers to Betacure Holding to the extent transferred to Monksland, all of the property charged to Monksland pursuant to the Charge of Shares and hereby releases and discharges absolutely the charge created by Betacure Holding in favour of Monksland over the Preference Shares (as such term is defined in the Charge of Shares) pursuant to the Charge of Shares.

Monksland hereby releases and discharges Betacure Holding absolutely and unconditionally from all of its obligations and liabilities of whatsoever nature (whether past, present or future and whether actual or contingent) under and pursuant to the Charge of Shares and for the avoidance of doubt Monksland hereby irrevocably disclaims and surrenders the power of attorney granted to it by Betacure Holding pursuant to Clause 10 of the Charge of Shares.

3.                                      Representations, Warranties, Confirmations and Indemnities

3.1                               Sub-licenses:

Zealand and Betacure jointly and severally represents and warrants to the other Parties that it has not granted any sub-licences or any other rights of any nature to any third parties pursuant to the Elan License Agreement or the Zealand Licence Agreement.

3.2                               Betacure Holding Shares:

Betacure Holding confirms to the other Parties that it is the legal and beneficial owner of (i) 500 Ordinary Shares, (ii) 301 Preference Shares (such terms as defined in the JDOA) and (iii) 801 Funding Preference Shares (such term as defined in the Supplemental Funding Agreement) in the share capital of Betacure.

3.3                               Shiprock Holdings Shares:

Shiprock Holdings confirms to the other Parties that it is the legal and beneficial owner of 199 Preference Shares (as defined in the JDOA) and 199 Funding Preference Shares (as defined in the Supplemental Funding Agreement) (the “Shiprock Holdings Shares”) in the share capital of Betacure.

3.4                               Balance Sheet:

(a)                                 Zealand represents and warrants to the other Parties that the Balance Sheet is accurate and that, since the Balance Sheet Date, there has been no material adverse change in the financial position or prospects of Betacure.

(b)                                 Zealand represents and warrants to the other Parties that there are no other creditors of Betacure other than Zealand as described in the Balance Sheet.

(c)                                  The Parties acknowledge that a provision of $20,000 has been made in the Balance Sheet for the winding up of Betacure. The Parties further acknowledge that Elan will not have any involvement in, or responsibility for, any such winding up of Betacure and Zealand agrees that it will be so responsible and will be liable for any and all costs of any nature that arise in connection with any such winding up.

3.5                               Third party agreements / Orders / Claims:

(a)                                 Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, Betacure is not a party to, or bound by, any judgment, order, decree or other directive of or stipulation with any court or any governmental or regulatory authority.

(b)                                 Zealand represents and warrants to the other Parties that Betacure is not a party to, or bound by, or is a third party beneficiary of any agreement with any third party, except for the Betacure Agreements, other than as set out in Schedule 4 (“Betacure Third Party Agreement(s)”).

For the avoidance of doubt and with reference to the indemnity in Clause 3.8(a), the Parties agree that the indemnity in Clause 3.8(a) shall extend to any claims, losses, liabilities or damages arising from such Betacure Third Party Agreements.

(c)                                  Each of the Parties confirms to the other Parties hereto that, as of the Effective Date, to its actual knowledge, there are no claims, suits or proceedings pending or threatened against Betacure.

3.6                               Regulatory Applications:

Zealand confirms to the other Parties that, prior to and as of the Effective Date, no regulatory applications have been filed by Betacure or by any Party with any government authority in any part of the world for any of the Products, Betacure Intellectual Property, or otherwise howsoever in relation to the Project (excluding open IND 1 (No. 67, 724)).

3.7                               Exclusion of warranties / liability:

WITH REFERENCE TO THE TRANSFER BY SHIPROCK HOLDINGS TO ZEALAND OF THE SHIPROCK HOLDINGS SHARES AS PROVIDED BY CLAUSE 5 ON THE EFFECTIVE DATE (BUT WITHOUT PREJUDICE TO SHIPROCK HOLDINGS OBLIGATION UNDER CLAUSE 5.1(a) HEREOF TO TRANSFER THE SHARES TO ZEALAND FREE FROM ALL LIENS, CHARGES AND ENCUMBRANCES), THE PARTIES ACKNOWLEDGE AND AGREE THAT SHIPROCK HOLDINGS MAKE NO REPRESENTATION OR WARRANTY OF ANY NATURE TO ZEALAND OR ANY OTHER PERSON IN RELATION TO BETACURE OR ANY OF ITS AFFAIRS PAST, PRESENT OR FUTURE.

ZEALAND ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT IN RELIANCE EXCLUSIVELY ON ITS OWN BUSINESS JUDGEMENT, THE INFORMATION WHICH HAS BEEN AVAILABLE TO IT AS A SHAREHOLDER OF BETACURE AND OTHERWISE.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, EXPRESSLY OR IMPLIED, STATUTORY OR OTHERWISE, ARE HERBY EXPRESSLY EXCLUDED BY THE PARTIES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL SPECIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF CURRENT OR FUTURE PROFITS, LOSS OF ENTERPRISE VALUE OR OTHERWISE) AND WHETHER OCCASSIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

3.8                               Indemnity by Zealand:

(a)                                 Zealand and Betacure, jointly and severally, hereby agrees to indemnify and hold harmless Elan Corp, EPIL Shannon, Shiprock Holdings and Monksland and their respective Affiliates, officers, directors, agents, representatives, employees and shareholders, and any person holding office on or prior to the Effective Date as an Elan Director (or any alternate director of the Elan Director) or as a member of the Management Committee or the R&D Committee (each such person or entity referred to as an “Indemnified Party”

against any claims, losses, liabilities or damages and expenses (including reasonable attorneys’ fees and expenses) incurred or sustained by such Indemnified Party arising in relation to any claim or proceedings made again Betacure or an Indemnified Party which relate in any way to the activities of Betacure, past present or future, including without limitation, claims arising with respect to the conduct of clinical trials (if any) by Betacure or by Zealand or any other person or entity on behalf of Betacure whether in connection with the Project or otherwise.

(b)                                 For the avoidance of doubt and without prejudice to the generality of Clause 3.8(a), Zealand and Betacure, jointly and severally, shall indemnify and hold harmless Elan against any claims, losses, liabilities or damages and expenses (including reasonable attorneys’ fees and expenses) which may arise in relation to any claim or proceedings made against Elan Corp or any of its Affiliates alleging infringement or other unauthorised use of the proprietary rights of a third party arising from the manufacture, importation, use, offer for sale, sale or other Commercialisation of the Products and the Betacure Intellectual Property or any technology related thereto.

(c)                                  For the avoidance of doubt and with reference to the indemnity in Clause 3.8(a), the Parties acknowledge that a Clinical Trial was carried out by the Zealand on behalf of Betacure with respect to the development of the Products and agree that the indemnity in Clause 3.8(a) shall extend to any claims, losses, liabilities or damages arising from such Clinical Trial.

(d)                                 Zealand represents and warrants to the other Parties that the insurance policy evidenced by the Certificate of Insurance set out in Schedule 9 covers all Clinical Trials carried out by Zealand in relation to the development of the Products and that the policy covers, inter alia, all claims arising for five years from 1 September 2002. Zealand shall require the consent of Elan Corp to make any modification to such insurance cover or to take any action to terminate such insurance cover.

3.9                               Organization and authority:

Each of the Parties represents and warrants to the other Parties that it is a corporation duly organised and validly existing under the laws of its jurisdiction of organisation and has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.10                        Approvals:

Each of the Parties represents and warrants to the other Parties that no permit, authorization, consent or approval of or by (“Approval”), or any notification of or filing with (“Filing”), any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement by such Party, or if any such Approval or Filing is so required, that same has been obtained or filed prior to the Effective Date.

3.11                        Trademark Applications:

Both parties confirm that Betacure has not filed for any trademark protection or has not adopted any new trademark, apart from the Betacure Trademark, in connection with its business or any product or service provided thereunder.

3.12                        Representation and Warranties as of the Effective Date:

Except where expressly stated otherwise, each of the representations and warranties in this Agreement are made as of the Effective Date.

4.                                      Intellectual Property

4.1                               Ownership:

On and following the Effective Date:

(a)                                 For the avoidance of doubt, the Elan Patents, the Elan Know-How, the Elan Improvements and/or the Elan Trademarks shall remain the sole and exclusive property of Elan.

Elan confirms that no Elan Improvements were developed pursuant to the Project, or otherwise pursuant to the Betacure Agreements.

(b)                                 For the avoidance of doubt, the Zealand Patents, the Zealand Know-How, the Zealand Improvements and/or the Zealand Trademarks shall remain the sole and exclusive property of Zealand.

Zealand confirms that no Zealand Improvements were developed pursuant to the Project, or otherwise pursuant to the Betacure Agreements.

(c)                                  All Betacure Intellectual Property shall remain the sole and exclusive property of Betacure.

A full list of the Betacure Intellectual Property developed pursuant to the Project, or otherwise pursuant to the Betacure Agreements, is set forth in Schedule 3.

(d)                                 (i)                                     Betacure shall provide a copy of the Marketing Study to Elan.

(ii)                                  Betacure hereby grants to Elan a non-exclusive fully paid-up, perpetual, royalty-free, sub-licensable, transferable licence to the Marketing Study to make and have made, import, use, offer for sale and sell any product in and outside the Field in the Territory.

(iii)                               Betacure hereby represents and warrants to Elan that there are no restrictions upon Betacure granting this licence to Elan.

5.                                      Sale of Shares and Completion

5.1                               Subject to the terms of this Agreement:

(a)                                 Shiprock Holdings shall sell as legal and beneficial owner and Zealand shall purchase, free from all liens, charges and encumbrances and together with all rights now or hereafter attaching to them, the Shiprock Holdings Shares;

(b)                                 the Shiprock Holdings Shares will be sold by the Shiprock Holdings to Zealand for a total initial consideration of $10 (the “Initial Consideration”) and the Deferred Consideration.

5.2                               On the Effective Date, Elan and Zealand shall take or (to the extent that the same is within its powers) cause to be taken the following steps prior to or at directors and shareholders meetings of Betacure, or such other meetings, as appropriate:

(a)                                 the delivery by Shiprock Holdings to Zealand of a stock transfer form in respect of the Shiprock Holdings Shares duly executed by Shiprock Holdings in favour of Zealand or as it may direct together with the related share certificates;

(b)                                 the payment by Zealand to Shiprock Holdings of the Initial Consideration;

(c)                                  the transfer to Zealand (or as it may direct) of the share register, and all books and records of Betacure in the possession of Elan (including any minute books and any company seal);

(d)                                 the resignation of the Elan Director on Betacure’s Board of Directors and any alternate director of the Elan Director;

(e)                                  the adoption of new Memorandum and Articles of Association of Betacure;

(f)                                   the modification, as appropriate, by board resolutions of Betacure of matters such as the removal of Elan Corp as book keeper for Betacure, the removal of Elan Corp representatives as authorised signatories of Betacure’s bank account, the resignation of the Company Secretary and any other related matters whatsoever;

(g)                                  the entry into of the New Licences;

(h)                                 any other steps required by this Agreement; and

(i)                                     the registered office of Betacure shall be changed to 30 Herbert Street, Dublin 2.

5.3                               Deferred Consideration:

In consideration of the sale by Shiprock Holdings to Zealand of the Shiprock Holdings Shares under Clause 5.1, Zealand and its Affiliates (excluding Betacure) shall be jointly and severally liable to pay to Shiprock Holdings as deferred consideration (“Deferred Consideration”) the following amounts:

(a)                                 if Betacure and/or Zealand, and/or an Affiliate of Zealand and/or Betacure, sells the Deferred Consideration Product In Market, 2% of Net Sales during the Deferred Consideration Period;

(b)                                 if Betacure and/or Zealand, and/or an Affiliate of Zealand and/or Betacure, enters into a Commercialisation Agreement with a third party, 13% of Net Revenues in the Territory during the Deferred Consideration Period.

6.                                      Amendment to and Restatement of Zealand Agreements

6.1                               Subject to Clause 6.3, it is hereby agreed by the Parties as follows and as set forth in the Addendum to the Loan Agreement as set out in Schedule 5 (the “Addendum to the Loan Agreement”):

(a)                                 no further Loans shall be advanced by Monksland under the Loan Agreement following the date hereof; Clause 3 of the Loan Agreement shall hereafter be construed accordingly;

(b)                                 unless converted into shares prior thereto, the outstanding Loan under the Loan Agreement shall be repaid by Zealand to Monksland in two equal instalments, on 14 July 2008 and 14 July 2009 respectively, Clause 7 of the Loan Agreement shall hereafter be construed accordingly; and

(c)                                  the Conversion Price shall be DKK 325.

6.2                               Subject to Clause 6.3, it is furthermore agreed by the parties that:

(a)                                 Monksland’s current holding of nominal DKK 301,787 C Shares in the issued share capital of Zealand shall be converted into nominal DKK 301,787 D Shares in the issued share capital of Zealand;

(b)                                 the class of C Shares of Zealand shall cease to exist; and

(c)                                  Zealand will transfer 60,000 D Shares to Monksland pursuant to a Share Transfer Agreement as set out in Schedule 10 (the “Share Transfer Agreement”).

6.3                               On the Effective Date, the shareholders (as at that date) of Zealand shall at an extraordinary general meeting adopt those amendments to the Articles of Association of Zealand which are necessary to give effect to the amendments in Clauses 6.1 and 6.2 above, and which are attached hereto, translated into English, as Schedule 6. Furthermore, the shareholders of Zealand shall approve and execute the Addendum to the Loan Agreement, the amendments to the Shareholders’ Agreement, which are attached hereto, translated into English, as Schedule 7 and the Share Transfer Agreement.

7.                                      Confidentiality

7.1                               Confidentiality:

(a)                                 The Parties agree that it may be necessary pursuant to this Agreement, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, trade secrets, specifications, designs, data, know-how and other proprietary information, processes, services and business of the disclosing Party.

The foregoing together with the terms of this Agreement shall be referred to collectively as “Additional Confidential Information”.

The Parties also agree that it may have been necessary to disclose to each other Confidential Information (as defined in the JDOA) pursuant to the Betacure Agreements.

Together Additional Confidential Information and Confidential Information shall be referred to collectively as “Proprietary Information”.

(b)                                 Save as otherwise specifically provided herein, and subject to Clause 7.2 and 7.3, each Party shall disclose Proprietary Information of the other Party only to those employees, representatives and agents requiring knowledge thereof in connection with fulfilling the Party’s obligations under this Agreement, and not to any other third party PROVIDED THAT Zealand, Betacure and Betacure Holding may disclose such information as part of a Commercialisation Agreement provided further that each counterparty to any such Commercialisation Agreement shall agree to be bound by the confidentiality provisions specified in this Clause 7.1.

Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement relating to Proprietary Information and their duties hereunder and to obtain their agreement hereto as a condition of receiving Proprietary Information.

Each Party shall exercise the same standard of care as it would itself exercise in relation to its own confidential information (but in no event less than a reasonable standard of care) to protect and preserve the proprietary and confidential nature of the Proprietary Information disclosed to it by the other Party.

Each Party shall promptly, upon request of the other Party, return all documents and any copies thereof containing Proprietary Information belonging to, or disclosed by, such other Party, save that it may retain one copy of the same solely for the purposes of ensuring compliance with this Clause 7.

(c)                                  Any breach of this Clause 7 by any person informed by one of the Parties is considered a breach by the Party itself.

(d)                                 Proprietary Information shall be deemed not to include:

(i)                                     information which is in the public domain;

(ii)                                  information which is made public through no breach of this Agreement;

(iii)                               information which is independently developed by a Party, as evidenced by such Party’s records;

(iv)                              information that becomes available to a receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the other Party, which source did not acquire this information on a confidential basis.

(e)                                  The provisions relating to confidentiality in this Clause 7 shall remain in effect during the term of this Agreement, and for a period of 10 years following the Effective Date of this Agreement.

(f)                                   The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties’ respective businesses, and each Party agrees that monetary damages may be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein.

The Parties agree that any such violation or threatened violation may cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, each Party shall be entitled to seek injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with damages and reasonable counsel fees and expenses to enforce its rights hereunder.

7.2                               Announcements:

(a)                                 Subject to Clause 7.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Party or Parties.

The terms of any such announcement shall be agreed in good faith by the Parties.

7.3                               Required Disclosures:

(a)                                 A Party (the “Disclosing Party”) will be entitled to make an announcement or public statement concerning the existence, subject matter or any term of this Agreement, or to disclose Proprietary Information that the Disclosing Party is required to make or disclose pursuant to:

(i)                                     a valid order of a court or governmental authority; or

(ii)                                  any other requirement of law or any securities or stock exchange;

provided that if the Disclosing Party becomes legally required to make such announcement, public statement or disclosure hereunder, the Disclosing Party shall give the other Party or Parties prompt notice of such fact to enable the other Party or Parties to seek a protective order or other appropriate remedy concerning any such announcement, public statement or disclosure.

The Disclosing Party shall fully co-operate with the other Party or Parties in connection with that other Party’s or Parties’ efforts to obtain any such order or other remedy.

If any such order or other remedy does not fully preclude announcement, public statement or disclosure, the Disclosing Party shall make such announcement, public statement or disclosure only to the extent that the same is legally required.

(b)                                 Each of the Parties shall be entitled to provide a copy of this Agreement (and any subsequent amendments hereto) and the Betacure Agreements to a potential third party purchaser in connection with Clause 10.2(a)(ii); and Shiprock Holdings (and/or any Affiliate) shall also be so entitled in connection with Clause 10.2(b) provided that the relevant third party purchaser or assignee has entered into a confidentiality agreement on terms no less protective than the terms of this Clause 7.

8.                                      Waiver of Accrued Rights/Mutual Releases

8.1                               With effect from the Effective Date, each Party and each of its Affiliates (“Releasor”):

(a)                                 waives any accrued rights that Releasor may have accrued against the other Parties and each of its Affiliates, officers, directors, representative, agents and employees and the assigns and successors in interest of any of the foregoing entities (“Releasees”), whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever from the beginning of time to the Effective Date under the Betacure Agreements; and

(b)                                 fully and finally releases and discharges the Releasees from any and all manner of actions, claims, promises, debts, sums of money, demands, obligations, in law or in equity, directly or indirectly, whether known or unknown, foreseen or unforeseen, fixed or contingent, of any nature whatsoever that Releasor may have by reason of any act, omission, matter, provision, cause or thing whatsoever from the beginning of time to the Effective Date under the Betacure Agreements.

8.2                               For the avoidance of doubt the provisions of this Clause 8 shall not in any way act as a waiver by any of the Parties in respect of any of the provisions set forth in this Agreement (including, for the avoidance of doubt, Clause 3.8(a)).

9.             Payments, Reports and Audits

9.1                               With reference to Clause 5.3, Zealand and/or Betacure shall keep true and accurate records of Net Revenues and Net Sales and any deductibles made in calculating same. Where Zealand and/or Betacure has Net Revenues and/or Net Sales, Zealand and/or Betacure shall deliver to Shiprock Holdings a written statement (the “Statement”) thereof within 45 days following the end of each calendar quarter (or any part thereof). The financial officers of Shiprock Holdings and Zealand and/or Betacure shall agree upon the precise format of the Statement.

9.2                               Payments due on Net Revenues and/or Net Sales on sales amounts in a currency other than Euros shall first be calculated in the foreign currency and then converted to Euros on the basis of the exchange rate in effect for the purchase of Euros on the date of receipt of funds or alternatively over any period, the average of the exchange rates when funds are received.

9.3                               Any income or other taxes which Zealand and/or its Affiliates (excluding Betacure) is required by law to pay or withhold on behalf of Shiprock Holdings with respect to such Net Revenues and/or Net Sales payments under this Agreement shall be deducted from the amount of such Net Revenues and/or Net Sales payments. Zealand and/or its Affiliates (excluding Betacure) shall furnish Shiprock Holdings with proof of such payments. Zealand and/or its Affiliates (excluding Betacure) shall promptly provide Shiprock Holdings with a certificate or other documentary evidence to enable Shiprock Holdings to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by Zealand and/or its Affiliates (excluding Betacure). The parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable Zealand and/or its Affiliates (excluding Betacure) to make such payments to Shiprock Holdings without any deduction or withholding.

9.4                               Payment of monies hereunder shall be made by Zealand and/or its Affiliates (excluding Betacure) to Shiprock Holdings within 45 days of the Statement.

All payments due hereunder shall be made in Euros.

9.5                               All payments due hereunder shall be made to the designated bank account of Shiprock Holdings in accordance with such timely written instructions as Shiprock Holdings shall from time to time provide.

9.6                               Without prejudice to Shiprock Holding’s other remedies hereunder, Zealand and/or its Affiliates (excluding Betacure) shall pay interest to Shiprock Holdings on sums not paid to Shiprock Holdings on the date on which payment should have been made pursuant to the applicable provisions of this Agreement (“Due Date”) over the period from the Due Date until the date of actual payment (both before and after judgement) at EURIBOR on the Due Date (or next to occur business day, if such date is not a business day) plus 5%, such interest to be payable on demand from time to time and compounded quarterly.

9.7                               For the 180 day period following the close of each calendar year of the Agreement, Zealand and/or its Affiliates (excluding Betacure) will, in the event that Shiprock Holdings reasonably requests such access, provide Shiprock Holding’s independent certified accountants (reasonably acceptable to Zealand and/or its Affiliates (excluding Betacure)) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to Zealand’s and/or its Affiliates’ (excluding Betacure) books and records solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.

9.8                               In the event that Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, shall sell the Deferred Consideration Product to any third party, or enter into any Commercialisation Agreement with respect thereto with any third party, together with other products of Zealand and/or Betacure, and/or an Affiliate of Zealand and/or Betacure, by the method commonly known in the pharmaceutical industry as “bundling” and the price attributable to the Deferred Consideration Product is less than the average price which would have been attributable thereto on an “arms length” basis, the Net Sales or Net Revenues attributable thereto hereunder shall be adjusted by the Parties to reflect an average price on an “arms length” basis.

9.9                               Zealand and/or Betacure and/or any Affiliate of Betacure shall, immediately following the execution of any Commercialisation Agreement (and any subsequent amendment thereto), provide Elan with a copy of the financial provisions and any other relevant terms of such Commercialisation Agreement.

10.          General

10.1        Governing law and jurisdiction:

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of Ireland.

(b)                                 For the purposes of this Agreement, the Parties submit to the exclusive jurisdiction of the courts of Ireland.

10.2        Assignment:

(a)                                 Subject to Clause 10.2(b), this Agreement shall not be assigned by any Party without the prior written consent of the others, save that any Party:

(i)                                     may assign this Agreement in whole or in part and delegate its duties hereunder to its Affiliate or Affiliates without such consent; and

(ii)                                  may assign its rights and obligations to a successor (whether by merger, consolidation, reorganisation or other similar event) or purchaser of all or substantially all of its assets relating to such Party’s technology related to this Agreement, provided that such successor or purchaser has agreed in writing to assume all of such Party’s rights and obligations hereunder and a copy of such assumption is provided to the other Parties.

(b)                                 Shiprock Holdings (and/or any Affiliate) shall be entitled to assign the rights of Shiprock Holdings (or any Affiliate) to the Deferred Consideration under Clause 5.3 and Clause 9 without the consent of any other Party hereto.

Shiprock Holdings (and/or any Affiliate) shall notify the other Parties hereto of any such assignment within a reasonable time following any such assignment.

10.3        Notices:

(a)                                 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail, internationally recognized courier or telefaxed to the following addresses:

If to Betacure at:

Betacure
30 Herbert Street
Dublin 2
Attention:	Robert Heron or Neil Keenan
Telephone:	00 353 1 6199000
Fax:	00 353 1 6199010

with a copy to Zealand at:

Smedeland 26B
DK 2600 Glostrup
Denmark

Attention:	Chief Financial Officer
Telephone:	00 45 43 28 1209
Fax:	00 45 43 28 1212

If to Zealand at:

Smedeland 26B
DK 2600 Glostrup
Denmark

Attention:	Chief Financial Officer
Telephone:	00 45 43 28 1209
Fax:	00 45 43 28 1212

If to Elan Corp, EPIL Shannon, EIS, Monksland and/or Shiprock Holdings at:

102 St. James Court
Flatts,
Smiths FL04
Bermuda

Attention:	Secretary
Telephone:	441 292 9169
Fax:	441 292 2224

or to such other address(es) and telefax numbers as may from time to time be notified by any Party to the others hereunder.

(b)                                 Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch or delivery to the relevant courier and notice sent by fax shall be deemed to have been delivered upon confirmation receipt. Notice of change of address shall be effective upon receipt.

10.4        Waiver:

No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

10.5        Severability:

If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

(a)                                 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable; or

(b)                                 if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of this Agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

10.6        Further Assurances:

At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

10.7        Successors:

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

10.8        Amendments:

No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

10.9        Counterparts:

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

10.10      Costs:

Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement.

10.11      Force Majeure:

Neither Party to this Agreement shall be liable for failure or delay in the performance of any of its obligations hereunder if such failure or delay results from Force Majeure, but any such failure or delay shall be remedied by such Party as soon as practicable.

10.12      Relationship of the Parties:

The Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create or establish an employment, agency, joint venture, or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.

No Party shall have any express or implied power to enter into any contracts, commitments or negotiations or to incur any liabilities in the name of, or on behalf of, any other Party, or to bind any other Party in any respect whatsoever.

10.13      Entire agreement:

(a)                                 This Agreement sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement.

(b)                                 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically provided herein and only to the extent so specified.

IN WITNESS WHEREOF the Parties have executed this Agreement.

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Elan Corporation, plc

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Elan Pharma International Limited

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Elan International Services Limited

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Shiprock Holdings (Bermuda) Limited

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Betacure Holding A/S

SIGNED

BY	/s/ [ILLEGIBLE]
for and on behalf of
Zealand Pharma A/S

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Betacure

SIGNED

BY:	/s/ [ILLEGIBLE]
for and on behalf of
Monksland Holdings B.V.

SCHEDULE 1

BetaCure

Balance Sheet as at Dec 31st 2002

31-Dec
2002
US$
Assets
Debtor - Elan	0
Holdings Deposit	19,652
Account Prepayments - Directors Fees	0
19,652
Liabilities
R&D Creditor other
Creditors - Zealand	(1,612,255)
Creditors - Elan Corp	0
Creditors - Elan Pharma International Ltd	0
Creditors - Elan (King of Prussia)	(32,663)
Creditors - EML	0
Other Accruals	(21,334)
Other Creditors (Taxation accrual)	0
Provision on wind up of company	(20,000)
Creditors Amounts Falling Due in one Year	(1,686,252)

Net Assets/Liabilities	(1,666,600)
Share Capital
500 Ordinary Shares of US$0.05 each	25
500 Preference Shares of US$0.05 each	25
1,000 Funded Pref Shares of US$0.05 each	50
Share Premium	16,172,350
Revenue Reserves 2000	(14,153,055)
Revenue Reserves 2001	(3,609,685)
Current Year	(76,310)

Total Shareholders’ Equity and Liabilities	(1,666,600)

SCHEDULE 2

Amounts outstanding

Owed to Zealand	$1,612,255
Owed to Elan	$53,997	comprising: (i) $32,663 owing to Elan as shown on the Balance Sheet; and

		(ii) $21,334 owing to Elan for payment by Elan of the Betacure accruals in respect of audit fees, directors fees and taxation.

SCHEDULE 3

Betacure IP

•             Proposal(s) for the development of a Compound (as such term is defined in the Zealand License Agreement) using the Elan Medipad Technology.

•             Proposal(s) for the development of a Compound using the Elan Pulmonary Technology.

•             Marketing Study.

SCHEDULE 4

Betacure Third Party Agreements

•             Drug formulation Agreement between CBL (Chesapeake Biological Laboratories, Inc.) and Zealand dated 05.03.01 (as revised on 21.03.01).

•             Feasibility Agreement between SkyePharma and Zealand dated 12.04.01.

•             Research Agreement between Southern Research Institute and Zealand dated 24.04.02

•             Master Clinical Development Services Agreement relating to subcutaneous phase I clinical study between Covance Clinical Research Unit, Inc. and Zealand dated 28.02.01

•             SC toxicology Agreement between Huntingdon Life Sciences and Zealand dated 21.05.01

SCHEDULE 5

Addendum to Loan Agreement

ADDENDUM No. 1 TO LOAN AGREEMENT

BETWEEN	Zealand Pharma A/S
(CVR-no. 20045078)
Smedeland 26 B
DK-2600 Glostrup
Denmark
(“Zealand”)

AND	Monksland Holdings B.V.
Riverstaete Office Building - 6th floor
Amsteldijk 166
1079 LH Amsterdam
The Netherlands
(“Monksland”)

(the “Addendum”) to Loan Agreement of 14 July 2000, made on 18 February 2003.

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1.                                      BACKGROUND

1.1                               A termination agreement dated the date hereof (the “Termination Agreement”) has been entered into between Elan Corporation Plc, Elan Pharma International Limited, Shiprock Holdings (Bermuda) Limited, Betacure Holding A/S, Zealand, Betacure and Monksland providing for a termination of various agreements concerning the establishment and operation of the joint venture company, Betacure. In connection therewith Zealand and Monksland have agreed to the following amendments of the Loan Agreement made on 14 July 2000 (the “Loan Agreement”).

1.2                               At the date of this Addendum the advanced and outstanding principal amount under the Loan Agreement is USD 2,800,000 evidenced by two promissory notes (the “Notes”).

2.                                      DEFINITIONS

Defined terms used in this Addendum shall have the same meanings assigned to them in the Loan Agreement, unless such terms are expressly defined to the contrary in this Addendum.

3.                                      CESSATION OF LOAN FACILITY

The loan facility granted in the Loan Agreement, Clause 3.1, shall cease as of the date of this Addendum and no further Loans shall be advanced by Monk-sland

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under the Loan Agreement. Clause 3 of the Loan Agreement shall hereafter be construed accordingly.

4.                                      REPAYMENTS

4.1                               The parties have agreed to postpone the repayment dates and consequently Clause 7.1 of the Loan Agreement shall be replaced by the following:

“7.1                         Repayment Dates. Unless converted into Shares prior thereto, Zealand shall repay the Loan in two equal instalments, with interest and costs, if any, on 14 July 2008 and 14 July 2009 respectively.”

4.2                               To evidence the above amendment of the Notes the parties will at the date of this Addendum execute an addendum to the Notes in the form attached as Exhibit 1 hereto.

5.                                      CONVERSION

5.1                               As a consequence of the amendment in Clause 7.1 of the Loan Agreement, the parties have agreed that the following wording shall be added to Clause 8.2 of the Loan Agreement:

“In case of any conversion of a fraction of the Loan, Elan decides whether the converted fraction shall be part of the tranche due 14 July 2008 (if not converted in full before this date) and/or the tranche due 14 July 2009 (if not converted in full before this date).”

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5.2            The parties have agreed to amend the conversion ratio and consequently Clause 8.6 of the Loan Agreement shall be replaced by the following:

“8.6                         Conversion Ratio. Unless adjusted in accordance with Clause 8.7 the conversion ratio is 1 Share of a nominal value of DKK 1 per DKK 325 (the “Conversion Price”) amount of the Loan (plus accrued and unpaid interest), the amount of the Loan to be converted from USD at the date of conversion of the Loan.”

The parties have entered into this Addendum executed on the date first written above.

Zealand Pharma A/S

/s/ [ILLEGIBLE]

Monksland Holdings B.V.

/s/ [ILLEGIBLE]

EXHIBITS:

4

EXHIBITS:

Exhibit 1: FORM OF ADDENDUM TO OUTSTANDING PROMISSORY NOTES

5

FORM OF ADDENDUM TO OUTSTANDING PROMISSORY NOTES

ADDENDUM TO PROMISSORY NOTE OF [insert date]

Zealand Pharma A/S

(CVR-no. 20045078), Smedeland 26 B, DK-2600 Glostrup, Denmark

and

Monksland Holdings B.V.

Riverstaete Office Building - 6th floor, Amsteldijk 166, 1079 LH Amsterdam, The Netherlands hereby agree

that the total amount under the Promissory Note of [insert date] (and with a principal amount of USD [insert amount]) shall be payable in two equal instalments on 14 July 2008 and 14 July 2009 respectively.

17/2 2003
Zealand Pharma A/S

/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]	/s/ [ILLEGIBLE]

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